Exhibit 10.2

SERIES B PREFERRED SHARE PURCHASE AGREEMENT

THIS SERIES B PREFERRED SHARE PURCHASE AGREEMENT (the “Agreement”) is entered into on and as of this 2nd day of August, 2007, by and among (i) Regentis Biomaterials Ltd., a company organized under the laws of the State of Israel, Israeli Company No. 513585240, located at Matam-Advanced Technology Center, Building No. 30, POB 15054, Haifa 31905, Israel (the “Company”); (ii) The Technological Incubator Founded by the Technion R&D Foundation Ltd., a company organized under the laws of the State of Israel, Israeli Company No. 510340677, located at Matam-Advanced Technology Center, Building No. 30, POB 15054, Haifa 31905, Israel (the “Incubator”); (iii) Dr. Dror Seliktar of Bio-Medical Engineering Department, Technion, Technion City, Haifa 32000, Israel (“Seliktar”); (iv) Mr. Yehiel Tal of 6 Hamaish Street, Zichron Yaakov, Israel (“Tal”) (Seliktar and Tal each a “Founder” and collectively the “Founders”); and (iv) the investors listed on Schedule A to this Agreement (each, an “Investor” and collectively, the “Investors”; the Company, the Founders, the Incubator and the Investors shall each be referred to hereinafter as a “Party” and collectively as the “Parties”).

RECITALS:

WHEREAS, the Company is engaged, within the framework of the Incubator, in a project for the development, manufacturing and marketing of a new method for the development, manufacturing and marketing of a new biosynthetic biomaterial to stimulate the regeneration of bone and/or cartilage and/or other aesthetics applications as more fully set forth in US Patent Application No. 60/530,917 (the “Invention”), and for the creation, development, manufacturing, marketing and sale or other distribution of commercial products based on the Invention or derived therefrom (the “Products”) or on any other Intellectual Property (as defined below) related to the Invention or the Products.

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to raise additional capital of up to US $7,500,000 (including the Bridge Loan as defined below), by means of the issuance (i) at the Initial Closing (as defined below) of 127,653 Series B Preferred Shares of the Company, each having a nominal value of NIS 0.01 (the “Initial Preferred B Shares”), at a price per share of $28.00164 (the “Price Per Share”) including the 2,662 Series B Preferred Shares of the Company, each having a nominal value of NIS 0.01 being issued as a result of the discount in the conversion of the Bridge Loan in accordance with the terms of the Bridge Loan Agreement, reflecting a pre-money valuation of the Company, on a Fully Diluted Basis (as defined below), as of such Initial Closing, of US $5,000,000, and (ii) at the Milestone Closing (as defined below) – of up to 142,850 Series B Preferred Shares of the Company, each having a nominal value of NIS 0.01 (“Milestone Preferred B Shares”), at the Price Per Share; all on the terms and conditions more fully set forth in this Agreement; and

WHEREAS, certain of the Investors, indicated as such on Schedule B, (the “Lending Purchasers”) have previously made available to the Company a convertible bridge loan in an aggregate amount of US$298,000 plus interest (the “Bridge Loan”) pursuant to the terms of the bridge loan agreement specified on Schedule B by and among the Company and such respective Lending Purchasers listed therein (the loan agreement and the amendment thereto, the “Bridge Loan Agreement”); and

WHEREAS, the Investors desire to invest in the Company on the terms and subject to the conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. The Transaction

1.1.	Issue and Purchase of Initial Preferred B Shares.

1.1.1 Subject to the terms and conditions hereof, at the Initial Closing (as defined in Section 2.1 below), the Company shall issue and sell to the Investors, and the Investors shall purchase from the Company, severally and not jointly, the Initial Preferred B Shares, having the rights, preferences and privileges set forth in the 2nd Amended and Restated Articles of Association of the Company (the “2nd Amended Articles”) at the Price Per Share for a total aggregate purchase price of US$3,500,000 (including the Bridge Loan) (the “Initial Investment”). The number of Initial Preferred B Shares to be purchased by each Investor and each of their respective amounts of the aggregate purchase price for such Initial Preferred B Shares (as defined below), shall be as set forth in Schedule C attached hereto.

1.1.2 As part of the Initial Investment, an aggregate amount equal to the principle amount of the Bridge Loan shall be converted into 10,642 Preferred B Shares in accordance with the terms of the Bridge Loan Agreements in consideration of the full and final discharge of the Loan Amount by the Lending Purchasers, in accordance with the terms of the Bridge Loan Agreement. The interest which has accrued pursuant to the Bridge Loans amounting to US$12,906.76, which shall not bear any further interest or linkage differentials from the date hereof (the “Interest”), shall be repaid in cash immediately prior to the Initial Closing. As of Closing, the share holdings of the Company’s share capital shall be as set forth in the Company’s capitalization table

1.1.3 The Company and the Lending Purchasers hereby represent, warrant and agree that: (a) upon the Initial Closing, the Loan Agreement shall automatically terminate and be of no further force and effect; (b) the principle amount of the Bridge Loan shall be deemed to have been fully converted into Preferred B Shares in accordance with Sections 1.1.2 above (c) the Interest shall be repaid in accordance with Sections 1.1.2 above and (d) as of the Initial Closing, the Lending Purchasers will have no outstanding loans to, or debts due to them from, the Company and no claims whatsoever under the Loan Agreement (including, but not limited to, as to the number of Preferred B Shares issued to them at the Initial Closing). The Company represents further that as of the Initial Closing there will be no outstanding loans which are convertible into securities of the Company.

1.2.	Milestone Investment

1.2.1 In the event that, on or prior to eighteen (18) months post the Initial Closing (the “Due Date”), (i) the Company meets, to the satisfaction of the majority in interest of the Investors (the “Investors Majority”), the milestone set forth in Schedule 1.2.1 hereof (the “Milestone”), or (ii) satisfaction of the Milestone has been waived by the Investors Majority, then at the Milestone Closing, the Company shall issue and sell to the Investors, and the Investors shall purchase from the Company, severally and not jointly, the Milestone Preferred B Shares (the “Milestone Preferred B Shares” and, together with the Initial Preferred B Shares, the “Purchased Shares”), having the rights, preferences and privileges set forth in the 2nd Amended Articles, at the Price Per Share and in accordance with the allocation of such Milestone Closing Shares set forth in Schedule C below (the “Milestone Investment”). The aforesaid number of Milestone Preferred B Shares as well as the Price Per Share shall be proportionally adjusted for any Recapitalization Event (as defined below) occurring hereafter prior to the Milestone Closing.

As used herein, the term “Recapitalization Event” means any split or reverse split of the applicable shares, distribution of share dividend, with respect thereto, or any other recapitalization, reclassification or similar event resulting in a change of such shares into a different number of shares of the same class or any other class or classes of shares.

1.2.2 Evaluation Period, Participation Notice.

(a) On or before the Due Date, the Company will inform the Investors in writing, whether or not the Company has successfully achieved the Milestone (in the event the Company notifies that the Milestone has been satisfied, such notice will include the deliveries set forth in Section 2.4.1 below). During a 30-day period following receipt by the Investors of such Company’s notice (the “Evaluation Period”), the Investors shall be entitled to examine the accomplishment by the Company of the Milestone to their satisfaction, and the Company shall allow the Investors full access to any relevant information concerning the Milestone and shall provide each Investor with any information, documentation or oral clarifications reasonably required by such Investor for the evaluation and determination of the Milestone satisfaction.

(b) On or before expiration of the Evaluation Period, the Investor Majority will notify the Company, in writing (and the Company will forward same to all other Investors), whether or not the Investor Majority approves – or waives - the satisfaction of the Milestone (the parties agree that the failure of the Investor Majority to so notify the Company within the Evaluation Period, shall be deemed as a non-approval by the Investors Majority of the satisfaction of said Milestone).

(c) Milestone Confirmation; Allocation of Milestone Preferred B Shares. In the event that, on or before expiration of the Evaluation Period, the Investors Majority shall have either approved or waived, in writing, the satisfaction of the Milestone by the Company, then the Company shall so inform, in writing, all of the Investors (“Milestone Confirmation Notice”). In such an event, the allocation of the Milestone Preferred B Shares which will be issued and sold by the Company at the Milestone Closing shall be made according to Schedule C.

(d) Non-Confirmation of Milestone. In the event that by the Due Date the Company shall not have satisfied the Milestone, or that, by the end of the Evaluation Period, the Investors Majority shall have not approved or waived, in writing, the satisfaction of the Milestone by the Company, then the Company shall so inform, in writing, all of the Investors (“Milestone Non-Confirmation Notice”), and in such event the obligation of each of the Investors to invest in the Company the Milestone Investment and the obligation of the Company to issue to any Investor the Milestone Preferred B Shares shall terminate and the Company shall not be entitled to consummate the Milestone Closing. In such an event, this Agreement shall only govern the issuance of the Initial Preferred B Shares in consideration of the Initial Investment.

1.2.3 Failure to Achieve Device Designation.

In the event that by the end of a four (4) month period commencing on the Initial Closing, the Company shall not have obtained a device designation in Europe and in the United States for the cartilage repair product, then the Company shall so inform all the members of the Board of Directors of the Company in writing and within seven (7) days of such notice, the Board shall hold a meeting in which the implications of such a failure would be discussed in light of and in accordance with the terms of the approved Budget and Plan (as defined below).

1.3.	ESOP Reserve.

1.3.1 Immediately prior to the Initial Closing, the Company shall reserve an additional 67,360 Ordinary A Shares for issuance to employees, consultants, officers, or directors of the Company and/or its subsidiaries pursuant to any current or future share option plan(s) and arrangements approved (or which may be approved hereafter) by the Board and with respect to any such plans which are adopted subject to Section 102 of the Israeli Tax Ordinance - submitted and approved by the Israeli Tax Authorities (collectively, “ESOP”) totaling 88,959 Ordinary A Shares reserved for issuance under the ESOP, such additional 67,360 Ordinary A Shares constituting 15% of the Company’s share capital on a Fully Diluted Basis as of immediately following the Milestone Closing (“ESOP Reserve”). As used herein, the term “Fully-Diluted Basis” means a calculation of the Company’s share capital, taking into account (i) all shares of the Company issued and outstanding as of the date to which such calculation refers, (ii) all shares of the Company issuable upon conversion, exercise or exchange of all options, warrants, convertible securities, anti-dilution rights, adjustments and other rights to acquire shares of the Company outstanding as of the date to which such calculation refers, and (iii) all shares of the Company reserved for issuance under share incentive plans or arrangements, as of the date to which such calculation refers, whether or not any options therefor are then outstanding.

1.3.2 Other than as may otherwise be determined by the Board, all options granted under the ESOP shall be subject to vesting as follows: (i) 25% shall be vested one year after their respective grant date, and (ii) 75% shall vest over three (3) additional years after the respective grant date, in twelve (12) equal quarterly installments thereafter.

1.3.3 Taking into consideration the future specific plans to recruit and build the management team of the Company, the Board shall consider an additional increase of up to ten percent (10%) of the ESOP Reserve.

2. Closing of Issue and Purchase

2.1. Initial Closing. The closing of the transactions contemplated in Section 1.1 above, will take place at a closing (the “Initial Closing”) to be held at the offices of Kantor & Co., Law offices, 14 Abba Hillel Silver Rd, Ramat Gan, within three (3) business days following completion of the transactions set forth in Section 2.2 below and satisfaction (or waiver by the relevant Party) of the conditions set forth in Section 2.5 below, commencing at 11:00 a.m., local time, or at such other time or place as the Company and the Investors shall mutually agree upon (orally or in writing).

2.2. Deliveries and Transactions at the Initial Closing. At the Initial Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

2.2.1. The Company shall deliver to the Investors the following documents or cause the following actions to be completed:

(a) Shareholders Resolutions. Duly executed resolutions of the shareholders of the Company, adopted by a unanimous written resolution, in the form attached as Schedule 2.2.1(a)(A) hereto, (i) approving the modification of the share capital of the Company in accordance with the capitalization set forth in the 2nd Amended Articles, (ii) replacing the existing 1st Amended and Restated Articles of Association with the 2nd Amended Articles, in the form attached to Schedule 2.2.1(a)(B), (iii) approving the execution, delivery and performance by the Company of this Agreement and all Ancillary Agreements (as defined below), and the consummation of all transactions contemplated hereby and thereby (iv) appointing Dr. Ehud Geller and Mr. Eli Hazum designated for appointment by Medica as members of the Board effective as of the Initial Closing and (v) reaffirming the appointment of Yehiel Tal, Jeffrey Dykan as members of the Board; together with duly completed notices of such actions in form and substance ready for immediate filing after the Initial Closing with the Israeli Registrar of Companies. Such notice shall be filed with the Israeli Registrar of Companies within two (2) days of the Initial Closing and Company shall provide the Investors with proof of filing within such two (2) day period.

(b) Board Resolutions. Duly executed resolutions of the Board, adopted by a unanimous written resolution, in the form attached as Schedule 2.2.1(b)1 hereto, (i) approving the execution, delivery and performance by the Company of this Agreement and all Ancillary Agreements (as defined below), and the consummation of all transactions contemplated hereby and thereby, including, inter alia, the issuance and sale by the Company to the Investors of the Initial Preferred B Shares, and, as applicable, the Milestone Preferred B Shares, all in accordance with the terms and conditions of this Agreement without the necessity to adopt any additional resolutions other than as set forth in Section 2.4.2 below; (ii) reserving for issuance such number of Ordinary Shares as may be necessary from time to time to allow the conversion in full of all of the Purchased Shares then outstanding; (iii) reserving the number of Ordinary Shares constituting the ESOP Reserve, (iv) adopting new signatory rights on behalf of the Company, in accordance with the signatory rights set forth in Schedule 2.2.1(b)2; (v) approving the form of indemnification agreements in the form attached hereto as Schedule 2.2.4 and the delivery of such to the directors designated for appointment by the Investors; together with a duly completed notice of issuance of the Initial Preferred B Shares in form and substance ready for immediate filing after the Initial Closing with the Israeli Registrar of Companies. Such notice shall be filed with the Israeli Registrar of Companies within two (2) days of the Initial Closing and Company shall provide the Investors with proof of filing within such two (2) day period.

(c) Share Certificates. Validly executed share certificates, dated as of the Initial Closing date, covering the Initial Preferred B Shares issued in the names of the respective Investors, in the form attached as Schedule 2.2.1(c) hereto.

(d) Shareholder Register. A copy, duly certified by an officer of the Company and dated as of the Initial Closing date, of the Company’s shareholders register, in the form attached as Schedule 2.2.1(d) hereto, reflecting the registration by the Company of the issuance of the Initial Preferred B Shares to the Investors, in the respective numbers set forth opposite the name of each Investor on Schedule A.

(e) Shareholder Waivers. Validly executed waivers by all existing shareholders of the Company and by any other applicable third party, in the form attached hereto as Schedule 2.2.1(e), with respect to any preemptive rights, first refusal rights, anti-dilution rights or similar rights such shareholders or third parties hold in connection with the transactions contemplated herein, pursuant to the existing 1st Amended and Restated Articles of Association of the Company or any applicable law or agreement.

(f) Compliance Certificate. A certificate duly executed by the chief executive officer of the Company, dated as of the Initial Closing, in the form attached hereto as Schedule 2.2.1(f), certifying that the representations and warranties set forth in Section 3 hereof are true and correct as of and through the Initial Closing, that the Company has performed and complied with all of its respective covenants, agreements and undertakings set forth herein and that since the date of execution of the Agreement, there has not been a material deterioration in the financial or business condition or prospects of the Company;

(g) Legal Opinion. An opinion of Goldsobel and Kirshen, Law Offices, legal counsel to the Company, dated as of the Initial Closing, in the form attached hereto as Schedule 2.2.1(g);

(h) Chief Scientist Compliance. An evidence to the effect that all notification or approval requirements by the Office of Chief Scientist within the Israeli Ministry of Industry and Commerce, with respect to all transactions contemplated hereby to be performed at the Initial Closing and the Milestone Closing, have been duly complied with by the Company (in form and substance reasonably satisfactory to the Investors) prior to the Initial Closing. Each Investor (other than those of the Investors who have previously delivered to the Company the following undertaking) who is not a legal entity registered under the laws of the State of Israel, shall execute and deliver an Undertaking to the Chief Scientist in the form attached hereto as Schedule 2.2.1(h).

(i) Director Appointment Notices. A duly completed notice of the action set forth in Section 2.2.6 below in form and substance ready for immediate filing after the Initial Closing with the Israeli Registrar of Companies. Such notice shall be filed with the Israeli Registrar of Companies within two (2) days of the Initial Closing and Company shall provide the Investors with proof of filing within such two (2) day period

2.2.2. Conversion of Bridge Loans. Automatically, and without any further action by the Company or the Lending Purchasers, the Bridge Loans shall be converted into a portion of the Initial Preferred B Shares pursuant to Section 1.1.2 above and as set forth in Schedule C hereto, and the Lending Purchasers shall have no further claims for the principle amounts under the Bridge Loan Agreements. The Interest shall be repaid in cash immediately prior to the Closing pursuant to Section 1.1.2 above.

2.2.3. Payment of Consideration. Each Investor shall cause the transfer to the Company of its aggregate Price Per Share for the Initial Preferred B Shares being issued to it, in the respective amounts set forth opposite the name of such Investor in Schedule C hereto, by wire transfer in accordance with written instructions of the Company attached hereto as Schedule 2.2.2. The obligation of each Investor hereunder shall be several and not joint. Payment by each Investor of such aggregate Price Per Share shall be made in US Dollars, or, at the election of such Investor, in the New Israeli Shekel equivalent thereof, calculated in accordance with the official representative rate of exchange of the US Dollar into NIS last published by the Bank of Israel and known at the time of actual payment under this Agreement. The Company and the Lending Purchasers hereby acknowledge and agree that upon the Initial Closing, the Bridge Loan Agreement shall automatically terminate and be of no further force or effect and the Bridge Loan granted thereunder shall be applied against the applicable purchase price and be deemed to have been repaid in full.

2.2.4. Investors’ Rights Agreement. The Company and the Investors shall execute and deliver the Investors’ Rights Agreement in the form attached hereto as Schedule 2.2.3 (the “Investors Rights Agreement”).

2.2.5. Indemnification Agreement. The Company and each of the directors of the Company as of the Initial Closing (including without limitation each of the persons appointed as director of the Company under Section 2.2.6 hereof) shall have executed indemnification agreements in the form attached hereto as Schedule 2.2.4.

2.2.6. Management Rights Letters. The Company shall deliver to each of the Investors a Management Rights Letter, in the form attached as Schedule 2.2.5 hereto, dated as of the Initial Closing date, duly signed by the Company.

2.2.7. Directors Appointment and Resignation. Medica (as defined in Schedule A) shall have designated for appointment Dr. Ehud Geller and Mr. Eli Hazum as members of the Board effective as of the Initial Closing. Mr. Benny Soffer, Ms. Niza Kardish and Dror Seliktar have resigned from their positions as members of the Board of Directors, effective as of the Initial Closing.

2.2.8. Employment Agreements. The Company shall deliver to each of the Investors copies of employment agreements, attached hereto as Schedules 2.2.7(i) and 2.2.7(ii), with each of the Founders which have been approved in advance by the Investors and the Board of Directors of the Company.

2.2.9. Amendment to the Founders Agreement. The Company shall deliver to each of the Investors a copy of the signed amendment (which have been approved in advance by the Investors) to the Founders Agreement dated September 4, 2004 by and between the Founders, the Incubator and the Technion Research and Development Foundation Ltd., a copy of which is attached hereto as Schedule 2.2.8.

2.2.10. Termination of Finders Agreements. The Company shall have terminated (i) the Finders Agreement entered into by the Company and Brian J. Cole dated January 10th, 2006 and (ii) the Finders Agreement entered into with Harlan Jacobs dated May 31st, 2006.

2.3. Milestone Closing. The closing of the transactions contemplated in Section 1.2 above, if any, will take place at a closing (the “Milestone Closing”) to be held at the offices of Kantor & Co., Law Offices, 14 Abba Hillel Silver Rd., Ramat Gan, within three (3) business days following completion of the transactions set forth in Section 2.4 below and satisfaction (or waiver by the relevant Party) of the conditions set forth in Section 2.5 below, commencing at 11:00 a.m., local time, or at such other time or place as the Company and the Investors shall mutually agree upon (orally or in writing).

2.4. Transactions at Milestone Closing. At the Milestone Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

2.4.1. The Company shall have delivered to the Investors written evidence, in form and substance satisfactory to the Investors Majority, demonstrating that the Company has achieved the Milestone, unless achievement of the Milestone has been waived by the Investors Majority in writing, in accordance with the provisions of Section 1.2.2 above.

2.4.2. The Company shall have delivered to the Investors true and correct copies of the resolutions adopted by the Board (a) confirming achievement of the Milestone, receipt of the written approval of the Milestone by the Investors Majority or, as applicable, receipt of the written waiver of the Milestone by the Investors Majority.

2.4.3. The Company shall have delivered validly executed share certificates, dated as of the Milestone Closing date, covering the Milestone Preferred B Shares issued in the names of the respective Investors, in the form attached as Schedule 2.2.1(c) hereto.

2.4.4. The Company shall have delivered a copy, duly certified by an officer of the Company and dated as of the Milestone Closing date, of the Company’s shareholders register, in the form attached as Schedule 2.2.1(d) hereto, reflecting the registration by the Company of the issuance of the respective numbers of Milestone Preferred B Shares to the Milestone Investors, together with a duly completed notice of issuance of the Milestone Preferred B Shares in form and substance ready for immediate filing after the Milestone Closing with the Israeli Registrar of Companies. Such notice shall be filed with the Israeli Registrar of Companies within two (2) days of the Milestone Closing and Company shall provide the Investors with proof of filing within such two (2) day period.

2.4.5. The Company shall have delivered to the Investors a certificate, duly executed by the Chief Executive Officer of the Company (or if no such officer is incumbent, a director of the Company), in the form attached hereto as Schedule 2.4.5, certifying that the representations and warranties set forth in Section 3 hereof are true and correct as of and through the Milestone Closing, that the Company has performed and complied with all of its respective covenants, agreements and undertakings set forth herein and that since the Initial Closing, there has not been a material deterioration in the financial or business condition or prospects of the Company.

2.4.6. Payment of Consideration. Each Investor shall cause the transfer to the Company of its aggregate Price Per Share for the Milestone Preferred B Shares being issued to it at the Milestone Closing, by wire transfer in accordance with written instructions of the Company attached hereto as Schedule 2.2.2. The obligation of each Investor hereunder shall be several and not joint. Payment by each Investor of such aggregate PPS shall be made in US Dollars, or, at the election of such Investor, in the New Israeli Shekel equivalent thereof, calculated in accordance with the official representative rate of exchange of the US Dollar into NIS last published by the Bank of Israel and known at the time of actual payment under this Agreement.

2.5. Conditions of Investors to Closing. The obligations of each Investor to purchase the Initial Preferred B Shares and the Milestone Preferred B Shares and to transfer funds at the Initial Closing and the Milestone Closing (each, a “Closing”) are subject to the fulfillment at or before such applicable Closing of the following conditions precedent (to the extent indicated below), any one or more of which may be waived in whole or in part by the Investor, which waiver shall be at the sole discretion each of the Investors:

2.5.1. Representations and Warranties. The representations and warranties made by the Company and the Founders in this Agreement shall have been true and correct when made, and shall be true and correct as of the Initial Closing or, as applicable, as of the Milestone Closing as if made on the Initial Closing or, as applicable, as of the Milestone Closing.

2.5.2. Covenants. All covenants, agreements, and conditions contained in this Agreement to be performed or complied with by the Company or the Founders prior to the Initial Closing and/or Milestone Closing, as the case may be, shall have been performed or complied with by the Company or the Founders, as the case may be, prior to or at such Closing.

2.5.3. Consents, etc. The Company shall have secured all permits, consents and authorizations that shall be necessary or required lawfully to consummate this Agreement and to issue the Initial Preferred B Shares to each Investor at the Initial Closing and the Milestone Preferred B Shares to each Investor at the Milestone Closing, as applicable.

2.5.4. Delivery of Documents. All of the documents to be delivered by the Company pursuant to Section 2.2 and 2.4 shall have been delivered to the Investors. All other actions and transactions set forth in Sections 2.2 and 2.4 shall have been completed on or prior to the applicable Closing.

2.5.5. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in substance and form to each of the Investors and their counsel, and each of the Investors and their counsel shall have received all such counterpart originals or certified or other copies of such documents as the Investors or their counsel may reasonably request.

2.5.6. Ordinary Course of Business. From the signing of this Agreement through the Initial Closing or, as applicable, the Milestone Closing, the Company has not taken, and has not agreed or resolved to take, any action which is outside the ordinary course of its business consistent with past custom and practice (including with respect to quantity and frequency)

2.6. Conditions of the Company to Closing. The Company’s obligations to sell and issue the respective Purchased Shares at the applicable Closing are subject to the fulfillment at or before such Closing of the conditions that (a) all covenants, agreements and conditions contained in this Agreement to be performed, or complied with, by the Investors, as applicable, prior to such Closing, shall have been performed or complied with by such Investors prior to or at such Closing, and (b) the representations and warranties made by the Investors in this Agreement shall have been true and correct when made, and shall be true and correct as of the date of the Initial Closing and, as applicable, the Milestone Closing, which conditions may be waived in whole or in part by the Company, and which waiver shall be at the sole discretion of the Company, and (c) the Investors shall have paid to the Company the aggregate Price Per Share, payable thereto hereunder at such Closing, in immediately available funds.

3. Representations and Warranties of Company and Founders

The Company and each of the Founders, jointly and severally, hereby represent and warrant to the Investors at the Initial Closing and, as applicable, as of the Milestone Closing, if and when occurs, and acknowledge that the Investors are entering into this Agreement in reliance thereon, as follows, except as set forth in the Schedule of Exceptions attached hereto as Schedule 3 (section numbers in this Schedule of Exceptions correspond to the section numbers in this Agreement):

3.1. Organization. The Company is a private company duly incorporated and validly existing under the laws of the State of Israel.

3.2. Corporate Power and Authority; Insolvency. The Company has all requisite power and authority (corporate and other) to own and operate its properties and assets, perform all its obligations under all agreements to which it is party or by which it is bound, and to carry on its business as presently conducted and as proposed to be conducted. The Company has not taken any action or failed to take any action, which action or failure could preclude or prevent the Company from conducting its business after the Initial Closing or the Deferred Closing, as applicable, as presently conducted and as proposed to be conducted. (i) No order has been made or petition presented or resolution passed for the liquidation or reorganization of the Company, nor has any distress, execution or other process been levied against the Company or action taken to repossess goods in the Company’s possession; (ii) No steps have been taken for the appointment of an administrator, trustee or receiver of any part of the Company’s business; (iii) No creditor has exercised its rights with respect to Security Interest (as defined below) in any of Company’s assets and there are no circumstances likely to cause such an action to occur; (iv) The Company has not been a party to any transaction which could result in a winding up thereof, and (v) The Company has not made or proposed any arrangement or composition with its creditors or any class of its creditors. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the Company currently conducts or plans to conduct business or in which it currently owns or leases or plans to own or lease property. “Security Interest” - means any mortgage, pledge, lien, hypothecation, encumbrance, charge, claim or other security interest of any kind or character, direct or indirect, whether accrued, absolute, contingent or otherwise.

3.3. Capitalization

3.3.1. The authorized share capital of the Company immediately prior to the Initial Closing shall be NIS 30,000, consisted of:

(a) 2,675,000 Ordinary A Shares, with a nominal value of NIS 0.01 each, (the “Ordinary A Shares”) of which 41,734 Ordinary A Shares are issued and outstanding, 318,371 Ordinary A Shares are reserved for issuance upon conversion of the Series A Preferred Shares (as defined below) and the Series B Preferred Shares and 88,959 Ordinary A Shares are reserved for issuance under the ESOP, with respect to 21,599 of which, promises to grant options under the ESOP have been made.

(b) 50,000 Series A Preferred Shares, with a nominal value of NIS 0.01 each (“Series A Preferred Shares”), of which 47,868 are issued and outstanding. The rights, privileges and preferences of the Series A Preferred Shares are as set forth in the 2nd Amended Articles.

(c) 275,000 Preferred B Shares, with a nominal value of NIS 0.01 each (the “Series B Preferred Shares”) (the Series A Preferred Shares and the Series B Preferred Shares are collectively referred to herein as the “Preferred Shares”), none of which are issued and outstanding and (i) up to 127,653 of which shall be issued at the Initial Closings (including the 2,662 Series B Preferred Shares issued upon conversion of the for the discount under the Bridge Loans) and (ii)142,850 of which shall be issued at the Milestone Closing, if and as applicable, in accordance with this Agreement. The rights, privileges and preferences of the Preferred B Shares are as set forth in the 2nd Amended Articles.

3.3.2. All outstanding share capital of the Company is free and clear of any Security Interests, restrictions, right, options to purchase, proxies, voting trusts and other voting agreements, calls or commitments of every kind. All issued and outstanding shares of the Company have been duly authorized and are validly issued, fully paid, and non-assessable and were issued in compliance with all applicable Israeli laws. None of the issued and outstanding shares of the Company have been issued in violation of any preemptive, subscription or other right of any party Person to acquire securities of the Company. All of the issued and outstanding shares of the Company are free and clear of any restrictions on transfer, taxes or Security Interests.

3.3.3. Except for the transactions contemplated by this Agreement and as set forth in the capitalization table set forth as Section 3.3.3(i) of the Schedule of Exceptions, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights, rights of first refusal, or other rights or securities, of any nature whatsoever, or other contracts, promises or commitments, written or oral, that could require the Company or, to the Company’s and Founders’ best knowledge, any shareholder of the Company to sell, transfer or otherwise dispose of, or that could require the Company to issue, sell, or otherwise cause to become outstanding, any share of the Company (collectively, “Equity Related Rights”), there are no securities convertible into, exchangeable or exercisable for or evidencing the right to subscribe for equity securities of the Company, and, as of the Initial Closing, there shall not be outstanding - by reason of the execution, delivery or performance of this Agreement or by any other reason - any of the foregoing Equity Related Rights in or with respect to the Company’s share capital (whether granted by the Company or, to the Company’s and the Founders’ best knowledge, by any shareholder of the Company) or claims possessed by any person and enforceable against the Company in law or in equity, to compel such an issuance, adjustment or transfer of the Ordinary A Shares, Ordinary B Shares or Preferred Shares (or any options, warrants, preemptive rights or other rights or securities, of any nature whatsoever, convertible into or exchangeable for shares of the Company). There are no outstanding share appreciation(s), phantom share(s), profit participation(s), or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any share capital of the Company.

3.3.4. The Company has not adopted or approved any plan for the benefit of its officers, employees, consultants or directors which requires or permits the issuance, sale, purchase, or grant of any equity securities of the Company or any other securities convertible into, exercisable or exchangeable for or evidencing the right to subscribe for any such shares or securities.

3.3.5. Other than as stated in Section 3.3.5 of the Schedule of Exceptions, the Company is not a party or subject to any agreement or understanding, that is in force to date or through the Initial Closing or at any time following the Initial Closing, written or oral, and there is no agreement or understanding, written or oral, between any third parties, that affects or relates to the equity of the Company.

3.3.6. As of each Closing, the respective Purchased Shares issued to the Investors, pursuant to this Agreement, will be, when issued, sold and delivered in accordance with the terms of this Agreement, for the consideration expressed herein, as applicable, duly and validly authorized and issued, fully paid up and non-assessable, and issued in compliance with all applicable Israeli laws, including Israeli securities laws, free and clear of any limitation whatsoever, including, without limitation, free and clear of any Security Interests, loans, options and third party rights, claims, restrictions or interests of any kind, contractual or otherwise, restrictions on transfer, preemptive or similar rights other than as set forth in this Agreement, the 2nd Amended Articles or the Investors Rights Agreement.

3.3.7. As of each Closing, the Ordinary Shares issuable upon conversion of the then outstanding Preferred Shares, in accordance with the 2nd Amended Articles, shall be duly authorized and reserved for issuance by all necessary corporate actions and, when issued and paid-for in accordance with the 2nd Amended Articles and this Agreement, will be duly and validly issued, fully paid, non-assessable and issued in compliance with all applicable Israeli laws, free and clear of any Security Interests, loans, options and third party rights, claims, restrictions or interests of any kind, contractual or otherwise, restrictions on transfer, preemptive or similar rights other than as set forth in this Agreement, the 2nd Amended Articles or the Investors Rights Agreement

3.3.8. Except as set forth in the Investors Rights Agreement, the Company is not under any obligation to register for trading on any securities exchange any of its currently outstanding securities or any of its securities which may hereafter be issued

3.4. Board of Directors; Officers

3.4.1. Prior to the Initial Closing, the Board consists of five (5) members, whose names are Dr. Dror Seliktar, Yehiel Tal, Jeffrey Dykan, Niza Kardish and Benny Sofer, of whom Dror Seliktar, Niza Kardish and Benny Sofer shall resign as of the Initial Closing. Section 3.4 of the Disclosure schedule contains a complete list of the officers of the Company immediately prior to and following the Initial Closing. Other than as set forth in the Company’s 2ndAmended Articles, the Company has no agreement, obligation or commitment with respect to the election of any individual to the Board. All agreements (written or oral), with respect to any compensation to be provided to any officers or directors are listed in Section 3.4 of the Disclosure schedule.

3.4.2. The Board has no committees.

3.5. Corporate Documents. Attached hereto as Schedule 3.5 are true, correct and complete copies of the Company’s Certificate of Incorporation and First Amended Articles of Association which are in effect on the date hereof (the “Corporate Documents”). The Company is not in default under or in violation of any provision of its Corporate Documents. The Company has submitted to the Investors minutes of all meetings of directors and shareholders of the Company, and all actions by unanimous written resolutions without a meeting by the directors and/or the shareholders of the Company since inception of the Company through the date hereof, and accurately reflects all actions by the Board (and any committee thereof) and/or shareholders of the Company with respect to all transactions referred to in such minutes.

3.6. Subsidiaries. The Company has no subsidiaries and does not (i) own any stock or have any equity investment or other interest in, (ii) have the right to acquire any such interest, or (iii) control or participate in, directly or indirectly, any corporation, association, partnership, joint venture or any other entity, and has not had such an ownership or control relationship with any such entity.

3.7. Financial Statements

3.7.1. True, accurate and complete copies of the Company’s audited annual financial statements of the Company, containing balance sheet and statements of income, changes in shareholders’ equity, and cash flow as of and for the fiscal year ended December 31, 2006 (“Audited Financial Statements”), and of the Company’s trial balance sheet and statements of income as of and for the 3 month period ended March 30, 2007 (“Trial Balance Sheet & P&L”, and, together with the Audited Financial Statements, the “Financial Statements”), are attached as Schedule 3.7.1 hereto.

3.7.2. The Financial Statements (including the notes thereto), have been prepared in accordance with US generally accepted accounting principles consistently applied throughout the periods covered thereby (“GAAP”), and accurately and fairly present the financial condition of the Company as of such dates and the results of its operations for the periods then ended, except that the Trial Balance Sheet & P&L have been prepared by the Company and they (i) have neither been reviewed nor audited by the Company’s accountants, (ii) do not contain any footnotes required by GAAP, and (iii) are subject to year-end adjustments. The Financial Statements are true, correct and complete in all respects, and are consistent with the books and records of the Company (which books and records are true, correct and complete), were not affected by any extraordinary, exceptional or nonrecurring item and comply with the requirements of all applicable laws and regulations. The Company did not receive any notice or allegation that any of the Financial Statements are incorrect or should be adjusted or amended. Without derogating from the generality of the above, at such dates the Company did not have any material liabilities, contingent or otherwise, and did not provide guarantees or indemnities to any other entity, except as and to the extent reflected in the Financial Statements.

3.7.3. Events Subsequent to December 31, 2006. Except as set forth in Section 3.7.3 of the Schedule of Exceptions, since December 31, 2006 through the Initial Closing, there has not been any material adverse change in the Company’s business and/or financial condition. Without limiting the generality of the foregoing, since that date:

(a) the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible;

(b) the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses);

(c) no party (including, inter alia, the Company) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which the Company is a party or by which it is bound;

(d) the Company has not imposed any Security Interest upon any of its assets, tangible or intangible;

(e) the Company has not made any capital expenditure (or series of related capital expenditures);

(f) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other party;

(g) the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

(h) the Company has not delayed or postponed the payment of accounts payable or other liability or obligation, whether secured or unsecured, whether accrued or unaccrued, whether absolute or contingent, whether asserted or unasserted, whether liquidated or unliquidated, whether due or to become due, including any liability for taxes;

(i) the Company has not canceled, compromised, waived, or released any right or claim;

(j) the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(k) the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its share capital (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its share capital;

(l) the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property, except for ordinary wear and tear;

(m) the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, employees or any affiliate thereof;

(n) the Company has not modified the terms of any existing employment or other agreement for the provision of services; or

(o) neither the Company nor the Founders have committed to any of the foregoing.

3.7.4. Notes and Accounts Receivable. All notes and accounts receivable of the Company are reflected properly on its books and records and on the Audited Financial Statements, are valid receivables and, to the Company’s and the Founders’ best knowledge, there is no basis to subject such receivables to any setoffs or counterclaims.

3.7.5. No Liabilities. As of the date hereof and except as stated in Section 3.7.5 of the Schedule of Exceptions, the Company does not have (and as of immediately prior to the Initial Closing the Company will not have) any liability or obligation, whether secured or unsecured, whether accrued or unaccrued, whether absolute or contingent, whether asserted or unasserted, whether liquidated or unliquidated, whether due or to become due, and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to any such liability or obligation.

3.8. Taxes. The Company has accurately prepared and timely filed all tax returns and reports required by it under applicable law and has paid or made provision for the payment of all amounts due pursuant to such returns. All tax returns and reports of the Company are true and correct in all material respects and the Company has paid on time all taxes and other assessments due. None of the tax returns have been audited by any taxing authority, and the Company has not been advised that any of such Tax Returns will be so audited No deficiency assessment or proposed adjustment of income or payroll taxes of the Company is pending and the Company has no knowledge, after due inquiry, of any proposed liability for any tax to be imposed. The Company has not made any elections under applicable laws or regulations (other than elections that related solely to methods of accounting, depreciation or amortization) that would have an adverse effect on the Company, its financial condition, its business as presently conducted or as currently proposed to be conducted or any of its properties or assets. The Company is currently not liable for any tax (whether income tax, capital gains tax, or otherwise).

3.9. Tangible Property and Assets

3.9.1. The Company does not own any real estate property. Section 3.9.1 to the Schedule of Exceptions includes an accurate and complete list of all tangible property and assets owned or leased by the Company (the “Tangible Property”), specifically stating, for each such item of tangible property, whether it is owned or leased by the Company. No item of such Tangible Property is shared by the Company with any other party, and, the Company does not depend for its business upon any assets, facilities or services owned or supplied by any affiliate of the Company.

3.9.2. Except as set forth in Section 3.9.2 of the Schedule of Exceptions.

(a) The Company has good and marketable title to, or a valid leasehold interest in all items of the Tangible Property, free and clear of any limitation whatsoever, including, without limitation, free and clear of any Security Interests, loans, options and third party rights, claims, restrictions or interests of any kind, contractual or otherwise, restrictions on transfer, preemptive or similar rights (collectively, “Limitations”).

(b) With respect to all items of Tangible Property leased by the Company, the Company is in compliance with all terms and conditions applicable to such leases.

(c) The Company has the right to use all Tangible Property to the full extent without any Limitation whatsoever.

3.10. Intellectual Property.

3.10.1. For purposes of this Agreement, the term “Intellectual Property” shall mean and refer to all intangible legal rights, titles and interests evidenced by or embodied in or connected or related to (i) all ideas, designs, schemes, processes, know-how, concepts, techniques, inventions, biological materials, chemicals, synthetic materials, methods, formulae, experience and data, discoveries, or improvements, regardless of patentability (whether patentable or un-patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all re-issuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, domain names together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, licenses and renewals in connection therewith; (iii) any work of authorship, regardless of copy-right-ability, all compilations, all copyrightable works, all copyrights (including the droit morale) and all applications, registrations, and renewals in connection therewith; (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and business information; (vi) all computer programs, technical data and information, and any other related documentation; (vii) all other proprietary rights, industrial rights and any other similar rights, in each case on a worldwide basis.

3.10.2. A complete and accurate list of all Intellectual Property owned by the Company is set forth in Section 3.10.2 of the Disclosure Schedule.

3.10.3. A complete and accurate list of all Intellectual Property licensed by the Company from third parties is set forth in Section 3.10.3 of the Disclosure Schedule.

3.10.4. A complete and accurate list of all Intellectual Property licensed by the Company to third parties is set forth in Section 3.10.4 of the Disclosure Schedule.

3.10.5. The Company owns and has developed, or has the right to use pursuant to license, sublicense, agreement, or permission, free and clear of all liens, claims and restrictions, in each case as set forth in Sections 3.10.2 and 3.10.3 of the Disclosure Schedule, all Intellectual Property used and sufficient for use in the conduct of its business as now conducted and as proposed to be conducted, without, to the best knowledge of the Company and the Founders, infringing upon or violating any right, lien, or claim of others, including, without limitation, the Founders and the past employers of the Founders. Each item of Intellectual Property owned or used by the Company immediately prior to the Initial Closing hereunder will, as of the Initial Closing, be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Initial Closing hereunder. The Company is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any Intellectual Property, with respect to the use thereof or in connection with the conduct of its business as now conducted or, to the best knowledge of the Company and the Founders, as currently proposed to be conducted. The Company has never agreed to indemnify any party for or against any interference, infringement, misappropriation, or other conflict with respect to any Intellectual Property

3.10.6. All Intellectual Property rights (and all right, title, and interest therein and thereto) evidenced by or embodied in and/or attached, connected or related to: (i) the Products, including, inter alia, all computer programming codes and algorithms pertaining to the Products and all user manuals, data sheets, marketing and promotional material, and other documentation (both in written and electronic form) pertaining to the Products; (ii) any invention or work product developed or created by, or for, the Company; (iii) any part of or any derivative work of any of the foregoing, including their documentation, is owned solely and exclusively by the Company, free and clear of any Security Interest, license, or other restriction, including, without limitation, any rights of, or restrictions imposed by the Office of Chief Scientist, except as set forth in Section 3.10.6 of the Schedule of Exceptions.

3.10.7. Any and all Intellectual Property of any kind which has been developed, is currently being developed, or will be developed in the future, by any present or future employee or consultant of the Company in his capacity as such, shall be the property solely of the Company. The Company has taken security measures to protect the secrecy, confidentiality and value of all such Intellectual Property, which measures are reasonable and customary in the industry in which the Company operates. All employees and consultants of the Company have entered into written agreements with the Company, assigning to the Company all rights in Intellectual Property developed in the course of their employment by or service to the Company, and each of the Company’s employees and other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed such Intellectual Property, or who has knowledge of or access to information about such Intellectual Property, have entered into a written agreement with the Company, in the form set forth as Schedule 3.10.7 (the “Proprietary Information and Non-Competition Agreement”).

3.10.8. To the Company’s and Founders’ best knowledge, (i) no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any of the Company’s Intellectual Property rights, and (ii) the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with or violated any Intellectual Property rights of third parties and will not violate any third party Intellectual Property in the conduct of its business as now conducted and as proposed to be conducted.

3.10.9. To the best knowledge of the Company and the Founders, the Company has not violated or by conducting its business as currently proposed would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other Intellectual Property rights of any other person or entity. Neither the Founders nor any of the Company’s employees are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such person’s best efforts to promote the interests of the Company or that would conflict with the Company’s business as conducted and as currently proposed to be conducted. Neither the execution nor delivery of the Agreement, nor the carrying on of the Company’s business by the Founders and other employees of the Company, nor the conduct of the Company’s business as currently proposed to be conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which the Founders or, to the best knowledge of the Company and the Founders, any other employees are now obligated. It is not, and will not become, necessary to utilize any inventions of the Founders or the Company’s other employees (or people the Company currently intends to hire) made prior to their employment by the Company other than those that have been assigned to the Company pursuant to agreements signed by the Founders and the Proprietary Information and Non Competition agreements signed by such other employees. None of Company employees and consultants is, and will not be, entitled to any compensation or other payment in connection with his employment by and/or engagement with the Company or its assignment and/or transfer of Intellectual Property rights to the Company, except as set forth in his or her employment and/or engagement agreements with the Company.

3.11. Contracts

3.11.1. Section 3.11.1 of the Schedule of Exceptions includes a true and complete list and description of all material contracts and agreements, whether oral (in which case a written summary setting forth the terms and conditions of each such oral agreement is included therein) or written that are valid, to which the Company is party or by which it or any of its assets are bound, (the “Company Contracts”).

3.11.2. Without derogating from the generality of the above and by way of example only, the Company Contracts will include all loan agreements, agreements under which the Company has imposed a Security Interest on any of its assets, tangible or intangible, equipment obligations, Tangible Property leases and lease purchase agreements, Intellectual Property licenses, agreements or other arrangements imposing a non-competition or non-solicitation obligation on the Company, agreements, understandings and arrangements involving the Company, agreements and understandings with all material customers and suppliers of the Company (including, inter alia, agreements for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services), any power of attorney given by the Company, any agreement, instrument or deed pursuant to which a third party is entitled or authorized to bind or commit the Company to any obligation, any agreements under which the Company has created, incurred, assumed or guaranteed any indebtedness for borrowed money, agreements concerning a partnership or joint venture, any profit sharing, share option, share purchase, share appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees, any collective bargaining agreement; any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis, any agreement under which the Company has advanced or loaned any amount to any of its directors, officers, and employees or their affiliates, any agreement under which the consequences of a default or termination could have a material adverse effect on the business or financial condition, of the Company, and any other instrument under which the Company may be required to make any payments.

3.11.3.

(a) Each Company Contract is a legal, valid and binding agreement of the Company, enforceable by or against the Company in accordance with its terms, and in full force and effect, and the Company and Founders do not have any knowledge that any Company Contract is not a valid and binding agreement of the other parties thereto. The Company Contracts will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby.

(b) The Company is in compliance in all material respects with the provisions of the Company Contracts, and the Company has no reason to believe that it will not be able to fulfill fully and in a timely manner all of its obligations under the Company Contracts.

(c) The Company is not in breach of or default under any Company Contract, and no event has occurred which with the passage of time, the giving of notice or otherwise would constitute such a breach or default, or would result in a loss of rights by the Company or in the creation of any lien, charge, encumbrance or other third party right in or to any of the Company’s assets.

(d) To the best knowledge of the Company and Founders, there exists no breach or default of any of the Company Contracts by any other party thereto. No party has repudiated any provision of any Company Contract.

(e) The Company is not restricted in any way, directly or indirectly, by any Company Contract from carrying on its business as presently conducted and as proposed to be conducted.

3.12. Insurance

3.12.1. A List of the insurance policies of the Company is included in Section 3.12.1 of the Schedule of Exceptions. The Company is covered by insurance which is in scope and amount customary and reasonable for the business in which it is engaged and provides adequate insurance coverage for the assets and the operations of the Company for all risks normally insured against an entity to carry on the same business or businesses as the Company. Such policies are valid, outstanding and enforceable, and, to the Company’s and Founders’ reasonable belief are issued by an insurer that is financially sound and reputable. The insurance policies are sufficient for compliance with all material applicable legal requirements and agreements to which the Company is a party, or by which it is bound.

3.12.2. The Company has complied with all conditions of such insurance policies and has not done or suffered anything to be done, which has rendered or might render any of the aforesaid policies of insurance void or void-able.

3.12.3. There is no claim outstanding or asserted under any of such insurance policies or that has been disallowed or improperly filed, nor are there, to the Company’s and Founders’ best knowledge, any circumstances likely to give rise to any such claim. There are no claims outstanding or asserted under any of such insurance policies. With respect to each insurance policy described herein, no party to the policy has repudiated any provision thereof.

3.13. Bank Accounts. Section 3.13 of the Schedule of Exceptions sets forth a full and accurate details of all banks and financial institutions in which the Company have an account, deposit, safe-deposit box, lock box or line of credit or other loan facility or relationship, including the names of all persons authorized to draw on those accounts or deposits, or to borrow under such lines of credit or other loan facilities, or to obtain access to such boxes. The Company is in full compliance with all its obligations with respect to, and it is not in violation of or in breach under any terms and conditions applicable to, such financial institutions and facilities. There are no certificates of deposit, debt or equity securities and other investments owned, beneficially or of record, by the Company.

3.14. Employees

3.14.1. A complete and accurate list of all employees, officers, directors and consultants of the Company and their general terms of employment or engagement is included in Section 3.14.1 of the Schedule of Exceptions. All of the Company’s employees and consultants, who are currently employed by or engaged with the Company, are parties to an employment agreement in the standard forms used by the Company. Except as set forth in Section 3.14.1 of the Schedule of Exceptions, the Company does not have any employment or consulting contract with any officer or employee or any other consultant or person which is not terminable by it at will without liability, upon no more than ninety (90) days prior notice. Except as set forth in Section 3.14.1 of the Schedule of Exceptions, no key employee of the Company has been dismissed in the last 12 months, or has given notice of termination of his/her employment.

3.14.2. The Company has complied with all laws and regulations applicable to its employees (and all the appropriate payments to the Tax authorities, the Institute of National Insurance and any other relevant authority were made on their behalf, and all payments to such employees were made in accordance therewith, including, inter alia, adequate payments for overtime, sick days and vacation days as well as convalescence pay) and with all agreements, arrangements (collective or personal), promises and obligations relating thereto. There has not been and there was not threatened any proceeding against or affecting the Company relating to the alleged violation of any applicable laws or agreements, undertaking, promises or any other obligation pertaining to labor relations or employment matters. The Company has complied with all legal and contractual requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, vacations, sick pay, severance pay, recuperation pay, benefits, collective bargaining, the payment of social security and similar Taxes and occupational safety and health and made all necessary reserves relating to all such liabilities. The Company is not liable for the payment of any compensation, damages, Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing legal or contractual requirements and all liabilities relating thereto are set forth in the Financial Statements.

3.14.3. Except for extension orders of common application to all employees in Israel, the Company is not a party or subject to any collective bargaining agreement with any labor union or any local or subdivision thereof.

3.14.4. Except as set forth in Section 3.14.4 to the Schedule of Exceptions, the Company has no liabilities to existing or former employees or consultants, other than their current one-month salary, including, inter alia, with respect to accrued vacation days sick days, all amounts payable with respect to which has been paid in full by the Company or fully reserved for in its Financial Statements. Without derogating from the generality of the above, the severance pay and accrued vacation days due to the Company’s employees is fully funded and the Company is not aware of any circumstance whereby any employee might make any claim for compensation on termination of employment beyond the statutory severance pay to which such employee is entitled.

3.14.5. Each current or former employee, consultant and officer of the Company has executed valid and binding agreements with the Company regarding confidentiality, ownership proprietary information, non-competition and non-solicitation. The Company is not aware that any of its current or former employees, consultants or officers is in violation of any of the foregoing, and the Company has taken and continues to take security measures to protect such information, which measures are reasonable and customary in the industry in which the Company operates.

3.14.6. Except as set forth in Section 3.14.1 of the Schedule of Exceptions, to the Company’s and Founders’ best knowledge, each officer (other than the Company’s directors) and key employee of the Company is currently devoting one hundred percent (100%) of his or her business time to the conduct of the business of the Company.

3.15. Governmental Benefits. Section 3.15 to the Schedule of Exceptions includes a true and complete list and details of all grants, loans, tax relief or other benefits received by the Company from the State of Israel or any agency thereof, or from any non-Israeli governmental or administrative agency, or from any third party (collectively, “Grants and Benefits”). The Company is in compliance with all respective provisions, terms and conditions applicable to such Grants and Benefits. Without derogating from the generality of the foregoing, the Company has never been in violation of or in default under any provisions of the Chief Scientist’s Instrument of Approval which has been issued to the Company during the period preceding to the date hereof, and has complied in all respects with all terms and conditions thereof in connection with any all affairs of the Company, including, inter alia, the filing of all reports and requests, and the application for and obtainment of all consents and approvals, required to be filed, applied for or obtained, as applicable, under any of the foregoing or under any applicable law, statute, regulation or otherwise in connection with any transactions consummated by the Company at any time prior to the date hereof.

3.16. Compliance. The Company is not in violation of or default under any provision of (i) any of its Corporate Documents, or (ii) any of the Company Contract, or (iii) any law, instrument, statute, ordinance, regulation, order, writ, injunction, decree, or judgment of any court or any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that applicable to the Company or to any of its property, assets or business (a) under its Incorporation Documents. The Company has not received any notice from any administrative agency or other governmental body claiming that the Company is in violation of or otherwise not in compliance with any of the above.

3.17. Litigation. Neither the Company or any of its assets, nor any of the Company’s officers, directors or employees (in their capacity as such), is (i) subject to any outstanding injunction, judgment, order, decree, ruling, or charge, or (ii) a party or is to the best knowledge of the Company and Founders is threatened to be made a party to any action, suit, proceeding, hearing, inquiry or investigation of, in or before any court, arbitration board, tribunal or quasi-judicial or administrative or other governmental agency of any state, local, or foreign jurisdiction. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate. For the avoidance of doubt, the foregoing includes, without limitation, actions, suits, proceedings or investigations, pending or threatened, against the Company involving the prior employment of any of the employees of the Company or their obligations under any agreements with prior employers.

3.18. Interested Party Transactions. No officer, director or stockholder of the Company and no Founder, or any affiliate or family member of any such person or entity or the Company, has or has had, either directly or indirectly, (a) an interest in any person or entity which (i) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by the Company, or (ii) purchases from or sells or furnishes to the Company any goods or services, or (b) a beneficial interest in any contract or agreement to which the Company is a party or, to the best knowledge of the Company and the Founders, by which it may be bound or affected. There are no existing arrangements or proposed transactions between the Company and any officer, director, Founder, or holder of more than 1% of the share capital of the Company, or any affiliate or associate of any such person. Except as set forth in Section 3.18 of the Disclosure Schedule, no Founder, other employee, shareholder, officer, or director of the Company is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them.

3.19. Brokers. The Company has no contract, arrangement or understanding with any broker, finder or person acting in a similar capacity, with respect to the transactions contemplated by this Agreement and no such person or entity is or will be entitled to any brokerage or finder fee or any other commission or other similar fee, directly or indirectly, with respect to the transactions contemplated hereby. The Company agrees to indemnify and hold the Investors harmless from and against any claim or liability resulting from any party claiming any such commission or fee, if such claims shall be contrary to the foregoing statement.

3.20. Licenses. Section 3.20 to the Schedule of Exceptions contains a correct and complete list of all consents, permits, registrations or authorizations (public and private) (collectively “Licenses”) used by the Company in the conduct of its business. The Licenses constitute all Licenses as are necessary, to carry on the Company’s business or to exploit the Company’s assets (including by way of sale, licensing or distribution of the Products) as conducted and as proposed to be conducted. All Licenses are valid and in full force and effect and to the best knowledge of the Company and the Founders, there is no basis upon which the aforementioned could be suspended, canceled or revoked. All Licenses shall continue to be in full force and effect as of and following the Initial Closing, and shall not be affected in any way by the consummation of the transactions contemplated hereby.

3.21. No Powers of Attorney. There are no outstanding power of attorney executed on behalf of the Company. No person or entity, as agent or otherwise, is entitled to or authorized to bind or commit the Company to any obligation and neither Company nor the Founder is aware of any person or entity purporting to do so.

3.22. Product Warranty. The Company has not manufactured, sold, leased or delivered any Products.

3.23. Obligations to the Office of the Chief Scientist (the “OCS”). The Company is operating within the Incubator in accordance with the incubator program administrated by the OCS pursuant to Directive 8.3 and is therefore, subject to OCS regulations and applicable laws. The Company and the Founders have complied with all the terms and provisions of all grants received by the Company from the OCS and applicable laws and regulations (including the provisions of Directive 8.3), and the Company continues to be eligible to receive the full funding available to it in accordance with the application submitted by it for the receipt of such grants, and in accordance with the terms on which such grants have been approved by the OCS.

3.24. Environmental. The Company has previously and is currently complying in all material respects with its obligations under all environmental laws to which it is subject in connection with the operation of its business, its occupancy and use of facilities and otherwise. The Company has not received any notice alleging any non-compliance with or potential liability pursuant to any environmental law or with respect to any materials utilized in Products or in the conduct of its business. The Company has no liability or unfulfilled obligation, whether fixed, absolute, contingent or otherwise, under any environmental law, including any liability, responsibility or obligation for fines or penalties, or for investigation, expense, removal or remedial action to effect compliance with or discharge any duty, obligation or claims under any such law, and neither the Company nor the Founders know of any basis for asserting such liability or obligation.

3.25. Authorization and Approvals; Validity; Third Party Consents

3.25.1. The Company has all requisite power and authority (corporate and other) to execute and deliver this Agreement, the Investors Rights Agreement and all other agreements, certificates or other instruments ancillary hereto (collectively, the “Ancillary Agreements”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby.

3.25.2. All corporate actions on the part of the Company necessary for the authorization, execution, delivery and performance of all its obligations under this Agreement and the Ancillary Agreements, have been (or will be) taken prior to the Initial Closing.

3.25.3. This Agreement and all Ancillary Agreements will be at or prior to the Initial Closing duly and validly executed and delivered by the Company and when executed and delivered by or on behalf of the Company, shall constitute the valid and legally binding obligations of the Company, legally enforceable against the Company in accordance with their respective terms.

3.25.4. Except as set forth in Section 3.25 of the Disclosure Schedule the Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government, governmental agency or any third party in order to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. Except as set forth in Section 3.25 of the Disclosure Schedule, no consent, approval, order, license, permit, action by, or authorization of or designation, declaration, registration or authorization of the action by, or filing with, any person or entity, including any court, governmental or regulatory authority, commission, board, administrative agency or non-governmental third party on the part of the Company is required in connection with the execution and delivery of this Agreement and the Ancillary Agreements, the performance of the Company’s obligations hereunder and thereunder, or the consummation of the transactions contemplated hereunder or thereunder, including, without limitation, the issuance and sale of the Purchased Shares to the Investors or to the Milestone Investors, as applicable.

3.25.5. The execution, delivery and performance of this Agreement and of the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not result in:

(a) any violation of, be in conflict with or constitute, with or without the passage of time or giving of notice, a default under, any provision of the Incorporation Documents, or of any instrument, judgment, order, writ, decree, license, permit, statute, rule, regulation, constitution, injunction, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is a party or by which it or any of its property is bound;

(b) a conflict with, a breach of, constitution of a default under, acceleration of, creation in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

(c) the suspension, revocation, impairment, forfeiture, or non-renewal of any permit, license, authorization, or approval applicable to the Company, its business or operations or any of its assets; or

(d) discontinuation of, or changes in the terms of, any business activity in which the Company is currently engaged with any third party.

3.25.6. Other than as obtained at or prior to the Initial Closing and presented to the Investors, no consent of any third party is required in connection with the consummation by the Company of this Agreement and the transactions contemplated hereby, and without derogating from the generality of the above, no consent, except as set forth in Section 3.25 of the Disclosure Schedule, approval, order or authorization of, or registration, qualification, designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement and the consummation of any other transaction contemplated hereby.

3.26. Budget. The Company’s preliminary budget and plan presented to the Investors, has been prepared in good faith and with reasonable professional care by the Company. As of the date hereof, there are no other material facts or matters known to the Company or the Founders which may, in their opinion, render the budget and plan untrue or misleading in any way.

3.27. No Public Offer. The Company has not violated any applicable securities laws or regulations. Neither the Company nor anyone acting on its behalf has offered securities of the Company or any part thereof or any similar securities for issuance or sale to, or solicit any offer to acquire any of the same from, anyone so as to make issuance and sale of the Purchased Shares issuable under this Agreement not exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”) or the Israeli Securities Law, 1968. None of the shares of the Company’s capital stock issued and outstanding has been offered or sold in such a manner as to make the issuance and sale of such shares not exempt from such registration requirements, and all such shares of capital stock have been offered and sold in compliance with all applicable securities laws

3.28. Disclosure. The representations and warranties of the Company in this Agreement (including the Schedules and Exhibits attached hereto) or in any certificate made or delivered in connection herewith are each accurate, correct and complete in all respects, and do not contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not false or misleading, in view of the circumstances in which they were made. There is no material fact or information individually or in the aggregate relating to the business, condition (financial or otherwise), affairs, operations, prospects, assets or properties of the Company, existing as of the date hereof, that has not been expressly disclosed to the Investors by the Company and which is reasonably necessary to enable each Investor to decide to enter into the transactions contemplated in this Agreement. The Investors have the right to rely fully upon the representations, warranties, covenants and agreements of the Company contained in this Agreement (including, inter alia, any Schedule or Exhibit hereto) or in any certificate made or delivered in connection herewith and the Company agrees to indemnify, defend and hold harmless such Investor as further elaborated in Section 5.8 below.

3.29. Effectiveness; Survival. Each representation and warranty given in Section 3 of this Agreement is deemed to be made on the date of this Agreement at the Initial Closing and, as applicable, at the Milestone Closing, and shall survive and remain in full force and effect for a period of five (5) years after the Initial Closing, and the Company agrees to indemnify, defend and hold harmless such Investor as further elaborated in Section 5.8 below.

4.	Representations of the Investors

Each Investor hereby represents and warrants, with respect to itself only, to the Company at the Initial Closing and, for the purpose of this Section 4 only, as of the Milestone Closing, if and when occurs:

4.1. Organization; Approvals. Such Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it has been incorporated, has all requisite power and authority to execute and deliver this Agreement and the agreement to be executed by such Investor pursuant to this Agreement, and to consummate the transactions and perform its obligations contemplated hereby and thereby. This Agreement and the agreements to be executed by such Investor under this Agreement, when executed and delivered by such Investor, will be duly and validly authorized, executed and delivered by such Investor and shall constitute the valid and binding obligations of such Investor, legally enforceable against such Investor in accordance with their respective terms, except as such obligations and enforceability may be limited by applicable bankruptcy and other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought (whether in law or in equity). No consent, approval, order, license, permit, action by, or authorization of or designation, declaration, or filing with any governmental authority on the part of such Investor is required that has not been, or will not have been, obtained by such Investor prior to the Initial Closing in connection with the valid execution, delivery and performance of this Agreement and the other agreements to be executed by such Investor pursuant to this Agreement or the consummation of the transactions contemplated hereby or thereby.

4.2. Authorization; No Breach. All corporate action on the part of such Investor, its partners/shareholders and directors necessary for the authorization, the execution, delivery and performance of the obligations of such Investor under this Agreement and under the other agreements to be executed by such Investor pursuant to this Agreement, and for the consummation by such Investor of the transactions contemplated hereby and thereby, have been (or will be) taken prior to the Initial Closing. Neither the execution and delivery by such Investor of this Agreement and the other agreements to be executed by such Investor pursuant to this Agreement nor compliance by such Investor with the terms and provisions hereof or thereof, will conflict with, or result in a breach or violation of, any of the terms, conditions and provisions of: (i) such Investor’s Certificate of Incorporation or Articles of Association as in effect on this date or other governing instruments of such Investor, (ii) any judgment, order, injunction, decree, or ruling of any court or governmental authority, domestic or foreign, (iii) any agreement, contract, lease, license or commitment to which such Investor is a party or to which it is subject, or (iv) applicable law. Such execution, delivery and compliance will not require the consent or approval of any person or entity pursuant to any agreement, contract or commitment referred to in this paragraph, which consent or approval has not heretofore been obtained.

4.3. Brokers. No agent, broker, investment banker, person or firm acting in a similar capacity on behalf of or under the authority of such Investor is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, on account of any action taken by such Investor in connection with any of the transactions contemplated under this Agreement. The Investors agree to indemnify and hold the Company harmless from and against any claim or liability resulting from any party claiming any such commission or fee, if such claims shall be contrary to the foregoing statement

4.4. Access to Data; Experience. Such Investor is an experienced investor, has had an opportunity to discuss to such Investor’s satisfaction the Company’s business, management and financial affairs with the Company’s management. Such Investor represents and agrees that the Purchased Shares and the Ordinary Shares issuable upon conversion of the Purchased Shares are purchased only for investment, for his or its own account, and not with a view to, or for immediate resale in connection with, any distribution thereof. Such Investor (a) has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company’s stage of development so as to evaluate the risks and merits of its investment in the Company, it understands and acknowledges that the Company has a limited financial and operating history and that an investment in the Company is highly speculative and involves substantial risks, it can bear the economic risk of its investment in the Company and is able, without impairing such Investor’s financial condition, to hold the Purchased Shares and the Ordinary Shares issuable upon conversion thereof for an indefinite period of time and to suffer a complete loss of such Investor’s investment.

4.5. Each of the Investors is aware that the Company is operating within the Incubator in accordance with the incubator program administrated by the OCS pursuant to Directive 8.3 and that the Company is subject to OCS regulations and applicable laws.

5. Certain Covenants

5.1. Use of Proceeds. The Company shall utilize the proceeds of the issuance and sale of the Purchased Shares to further its business goals in accordance with a budget (as approved by the Investors) as shall be approved by the Board following the Initial Closing and as may be amended from time to time by the Board, all in compliance with the 2nd Amended Articles.

5.2. Press Releases. The Parties will coordinate in advance all announcements to the press or the general public concerning this Agreement and otherwise regarding the Company.

5.3. Expenses. Each party hereto will bear its own fees and expenses in connection with the transactions contemplated hereby, whether or not such transactions shall be consummated; provided, however, that subject to the consummation of the Initial Closing, at the Initial Closing, the Company will pay to the Investors all reasonable legal and other fees, costs and expenses incurred in connection with the investment contemplated hereby, including without limitation in connection with the legal due diligence process, negotiations and preparation of transaction documents, in an amount not to exceed $35,000 plus VAT. In addition, whether or not such transactions shall be consummated, the Company shall hire and pay all fees, costs and expenses incurred in connection with the IP due diligence process (including the freedom to operate analysis), in an amount not to exceed $5,000 plus VAT

5.4. Directors’ and Officers’ Liability Insurance Within 30 days of the Initial Closing, the Company will procure from financially sound and reputable insurers, and in form and substance reasonably acceptable to the Investors, directors’ and officers’ liability insurance providing for per-event/one year-period coverage of at least $3,000,000, for officers and directors of the Company, which insurance will take effect retroactively from the date of the Initial Closing. The Company will maintain in full force and effect such directors’ and officers’ liability insurance, in the same form, substance and amount (and shall pay all premiums with respect thereto), unless otherwise determined by the Investors.

5.5. Key Man Insurance. Following the Initial Closing, the Board shall discuss the Company’s need to adopt a key man insurance policy on the life of each or any of the Founders.

5.6. Proprietary Information and Non-Competition Agreement. The Company will not employ, or continue to employ, and will ensure that any subsidiary thereof will not employ or continue to employ, any person who will have access to confidential information with respect to the Company, such subsidiary and their operations unless such person has executed an agreement substantially in the form of the Proprietary Information and Competition Agreement to protect the confidential information.

5.7. Interim Period. During the period prior to the Initial Closing, the Company shall conduct its business solely in the ordinary course of business and, among other things, shall not declare or make any distribution of any kind to shareholders nor enter into any transaction described in Section 3.18 hereof. The Company and the Founders shall cooperate with the Investors in providing all due diligence material and other related assistance to facilitate the Investors’ due diligence process

5.8	Indemnification

5.8.1 The Company shall indemnify each Investor (including its directors, officers, employees and agents) against, and hold Investors harmless from, damages, expenses, losses, costs, and/or liabilities (collectively, “Losses”) resulting from, or arising out of, or in connection with, a breach of its representations, warranties or covenants made in this Agreement (including the exhibits and schedules hereto), and all actions, suits, proceedings, judgments, costs and legal or other expenses (collectively, “Expenses”) incident to any of the foregoing or the enforcement of the provisions hereof.

5.8.2 If any claim, suit, action or other proceeding to which the indemnity set forth herein applies is brought against one or more of the Investors, the Investors shall give the Company prompt notice of same, and the Company shall have the right to participate in, or assume the defense of, such claim, suit, action or other proceeding, provided that the Investors cooperate in such defense. Investors may not adjust, settle or compromise any claim, suit, action or other proceedings brought against them to which the indemnity set forth herein applies without the prior consent of the Company.

5.8.3 Notwithstanding the above, the Investors shall not be entitled to claim for indemnification after the lapse of five (5) years from the date of Initial Closing.

6.	Miscellaneous

6.1. Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

6.2. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without regard to any applicable principles of conflicts of laws. Any dispute arising under or in relation to this Agreement shall be resolved exclusively in the competent court located in Israel, Tel Aviv, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such court.

6.3. Successors and Assigns; Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of each party to this Agreement, with the exception of the following assignments and transfers which may be made freely without such consent in a duly effected transfer of shares entitled or subject to such rights, privileges or obligations, and subject to the transferee providing the Company with a confirmation in writing that it is bound by all terms and conditions of this Agreement as if it were an original party to it: (a) assignments and transfers between Investors; (b) assignments and transfers from an Investor to any Permitted Transferee of such Investor (as defined in the Amended Articles).

6.4. Entire Agreement; Amendment and Waiver. This Agreement and the Schedules and Exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Company, Vitalife (as defined in Schedule A) and Medica (as defined in Schedule A).

6.5. Notices, etc. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be sent via facsimile or email or mailed by registered or certified mail, postage prepaid, or prepaid air courier, or otherwise delivered by hand or by messenger, addressed to such party’s address as set forth below:

if to the Investors:	To the respective addresses set forth in Schedule A

With a copy to:

With respect to Medica to:

Kantor & Co.

Oz House

12th Floor

14 Abba Hillel Silver Road

Ramat- Gan, 52506 Israel

Fax:+972-3-6133372

Attn Rachel Cavallero Adv.

e-mail rcavallero@kantor-law.com

With respect to Vitalife to:

Amit, Pollak, Matalon & Co.

NITSBA Tower

19th floor

17 Yitzhak Sadeh Street

Tel Aviv 67775, Israel

Fax: +972-3-5689001

Attention: Maya Issacharov, Adv.

e-mail: m_issacharov@apm-law.com

if to the Company	Regentis Biomaterials Ltd. Matam-Advanced Technology Center Building No. 30 POB 15054 Haifa 31905 Fax: +972-4-854-6617 Attn.: Yehiel Tal email: yehiel@regentis.co.il if to the Founders:

Dr. Dror Seliktar

Bio-Medical Engineering Department

Technion

Technion City

Haifa 32000, Israel

Fax: + 972-___________

email: dror@bm.technion.ac.il

Yehiel Tal

6 Hamaish Street

Zichron Yaakov, Israel

Fax: +972-____________

email: yehiel@regentis.co.il

if to the Incubator

The Technological Incubator Founded by the Technion R&D Foundation

Matam-Advanced Technology Center

Building No. 30

POB 15054

Haifa 31905

Fax: +972-4-854-6644

Attn.: Moshe Katzenelson

email: _______________

With a copy to:	Goldsobel & Kirshen Matam-Advanced Technology Center Building No. 30 POB 15006 Haifa 31905, Israel Attn. Avi Goldsobel, Adv. email: avi@goldlaw.co.il or such other address with respect to a party as such party shall notify each other party in writing as above provided. Any notice sent in accordance with this Section 6.5 shall be effective (i) if mailed, seven (7) business days after mailing, (ii) if by air courier, two (2) business days after delivery to the courier service, (iii) if sent by messenger, upon delivery, and (iv) if sent via facsimile or email, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt.

6.6. Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. Except as expressly set forth herein, all remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

6.7. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

6.8. Counterparts. This Agreement may be executed in any number of facsimile or computer PDF format counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

[Signature Pages Immediately Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Series B Preferred Share Purchase Agreement as of the date first above written.

Company:

Regentis Biomaterials Ltd.

By:
(Name & Title of Signatory)

[Regentis Biomaterials Ltd../ Signature Page to

Series B Preferred Share Purchase Agreement/ August 2, 2007]

IN WITNESS WHEREOF, the parties hereto have executed this Series B Preferred Share Purchase Agreement as of the date first above written.

The Incubator:

The Technological Incubator Founded by the Technion R&D Foundation Ltd.

By:
(Name & Title of Signatory)

[Regentis Biomaterials Ltd./ Signature Page to

Series B Preferred Share Purchase Agreement/ August 2, 2007]

IN WITNESS WHEREOF, the parties hereto have executed this Series B Preferred Share Purchase Agreement as of the date first above written.

The Founders:

Dr Dror Seliktar

Mr. Yehiel Tal

[Regentis Biomaterials Ltd../ Signature Page to

Series B Preferred Share Purchase Agreement/ August 2, 2007]

IN WITNESS WHEREOF, the parties hereto have executed this Series B Preferred Share Purchase Agreement as of the date first above written.

The Investors:

Medica III Investments (International) L.P.		Medica III Investments (Israel) L.P.

By:	Medica III Management L.P.	By:	Medica III Management L.P.
	its general partner		its general partner
By:	Medica III Management Co.	By:	Medica III Management Co.
	its general partner		its general partner

By:		By:
Name:	Ehud Geller	Name:	Ehud Geller
Title:	Director	Title:	Director

Medica III Investments (S.F.) L.P.		Medica III Investments (P.F.) L.P.

By:	Medica III Management L.P.	By:	Medica III Management L.P.
	its general partner		its general partner
By:	Medica III Management Co.	By:	Medica III Management Co.
	its general partner		its general partner

By:		By:
Name:	Ehud Geller	Name:	Ehud Geller
Title:	Director	Title:	Director

Medica III Investments (Israel) (B) L.P.		Poalim Medica III Investments L.P.

By:	Medica III Management L.P.	By:	Medica III Management L.P.
	its general partner		its general partner

By:	Medica III Management Co.	By:	Medica III Management Co.
	its general partner		its general partner

By:		By:
Name:	Ehud Geller	Name:	Ehud Geller
Title:	Director	Title:	Director

[Regentis Biomaterials Ltd../ Signature Page to

Series B Preferred Share Purchase Agreement/ August 2, 2007]

IN WITNESS WHEREOF, the parties hereto have executed this Series B Preferred Share Purchase Agreement as of the date first above written.

The Investors:

Vitalife Partners (Israel) L.P.		Vitalife Partners (DCM) L.P.

By:	Vitalife Partners Management L.P.,	By:	Vitalife Partners Management L.P.,
	its General Partner		its General Partner
By:	Vitalife Life Sciences Ltd.,	By:	Vitalife Life Sciences Ltd.,
	its General Partner		its General Partner
By:		By:
Name:		Name:
Title:		Title:

Vitalife Partners (Overseas) L.P		SCP Vitalife Partners II, L.P.

By:	Vitalife Partners Management L.P.,	By:	SCP Vitalife II Associates, L.P.,
	its General Partner		its General Partner
By:	Vitalife Life Sciences Ltd.,	By:	SCP Vitalife II GP, Ltd.,
	its General Partner		its General Partner
By:		By:
Name:		Name:
Title:		Title:

SCP Vitalife Partners (Israel) II, L.P.

By:	SCP Vitalife II Associates, L.P.,
its General Partner
By:	CP Vitalife II GP, Ltd.,
its General Partner
By:
Name:
Title:

[Regentis Biomaterials Ltd../ Signature Page to

Series B Preferred Share Purchase Agreement/ August 2, 2007]

IN WITNESS WHEREOF, the parties hereto have executed this Series B Preferred Share Purchase Agreement as of the date first above written.

Technion Research and Development Foundation Ltd.

By:
Name:
Title:

[Regentis Biomaterials Ltd../ Signature Page to

Series B Preferred Share Purchase Agreement/ August 2, 2007]

SCHEDULE A

INVESTORS

Medica III Investments (International) L.P.

Medica III Investments (Israel) L.P.

Medica III Investments (S.F.) L.P.

Medica III Investments (P.F.) L.P.

Medica III Investments (Israel) (B) L.P.

Poalim Medica III Investments L.P.

(collectively: “Medica”)

Address:

11 Hamanofim Street

POB 2206

Herzelya Pituach 46725

Israel

Vitalife Partners (Israel) L.P.

Vitalife Partners (DCM) L.P.

Vitalife Partners (Overseas) L.P.

SCP Vitalife Partners II, LP

SCP Vitalife Partners (Israel) II, LP

(collectively “Vitalife”)

Address:

32B Habarzel Street

Tel Aviv 69710

Israel

Technion Research and Development Foundation Ltd.

Address:

Technion City

Haifa 32000

Israel

SCHEDULE B

LENDING PURCHASERS AND BRIDGE LOANS

Lending Purchasers	Principal		Interest

Vitalife Partners (Israel) L.P.	US$	49,686	US$	2,149.86

Vitalife Partners (DCM) L.P.	US$	50,188	US$	2,171.58

Vitalife Partners (Overseas) L.P.	US$	150,126	US$	6,511.14

Technion Research and Development Foundation Ltd.	US$	48,000	US$	2,074.18

Total	US$	298,000	US$	12,906.76

SCHEDULE C

INVESTMENTS

ATTACHED

SCHEDULE 1.2.1

The Milestone

The successful achievement by the Company of all of (i) obtaining device designation in Europe and in the United States for the cartilage repair product and (ii) receiving regulatory approval to commence cartilage repair clinical trials in Europe.